Exhibit 23.1
[Letterhead of Squire & Company, PC]
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Barrick Gold Corporation of our report dated July 5, 2007 relating to the financial statements of Placer Dome America 401(k) Savings Plan, which appears in this Form 11-K.
/s/ Squire & Company, PC
Squire & Company, PC
July 10, 2007
Orem, Utah